Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2012 except for Note 10 as to which the date is September 28, 2012, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-183492) and related Prospectus of Revel AC, Inc. for the registration of $435,599,207 aggregate principal amount of 12% Second Lien Notes due 2018.

/s/ Ernst & Young LLP

Philadelphia, PA

October 1, 2012